Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO (270) 885-1171

HOPFED BANCORP REPORTS FOURTH QUARTER RESULTS

HOPKINSVILLE, Ky. (January 30, 2004) – HopFed Bancorp, Inc. (NASDAQ: HFBC) today reported results for the fourth quarter and twelve-month period ended December 31, 2003. Net income for the fourth quarter ended December 31, 2003 was $949,000, or $0.26 per share, compared with net income of $967,000, or $0.26 per share for the fourth quarter ended December 31, 2002. Net income for the twelve- month period ended December 31, 2003 was $3,495,000, or $0.96 per share, compared to $4,594,000, or $1.26 per share, for the twelve-month period ended December 31, 2002.

Commenting on the fourth quarter results, John E. Peck, president and chief executive officer, said, “The Company’s quarterly earnings compared to the previous fourth quarter remained relatively stable despite lower non interest income levels due to the decline in fixed rate refinancing activity and an $85,000 increase in provision for loan loss in the fourth quarter of 2003 as compared to the fourth quarter of 2002. The Company’s loan loss allowance to total loan ratio increased from 0.50% at December 31, 2002 to 0.76% at December 31, 2003, despite loan growth of $42.6 million. Credit quality remains strong, as the Bank’s non-performing asset to total asset ratio was 0.27% at December 31, 2003, compared to 0.19% at December 31, 2002.

“At December 31, 2003, total assets increased to $531.5 million compared with $427.5 million at December 31, 2002; deposits increased to $417.5 million compared with $353.7 million at December 31, 2002; while net loans increased to $334.7 million compared with $292.1 million at December 31, 2002.”

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has nine offices in western Kentucky as well as Fall & Fall Insurance of Fulton, Kentucky and Heritage Solutions of Murray, Kentucky. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

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HFBC Announces Fourth-Quarter Results

January 30, 2004

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Earnings Summary:
Net interest income	$3,332	$2,788	$12,444	$10,622
Provision for loan losses	450	365	1,750	795
Non-interest income	615	795	3,418	2,312
Non-interest expense	2,176	1,776	9,043	5,199

Income before taxes	1,321	1,442	5,069	6,940
Income tax expense	372	475	1,574	2,346

Net income	$949	$967	$3,495	$4,594

Earnings per share:
Basic and diluted	$0.26	$0.26	$0.96	$1.26

Weighted average shares outstanding
Basic	3,630	3,630	3,630	3,630

Diluted	3,659	3,639	3,654	3,636

	As of Dec. 31, 2003	As of Dec. 31, 2002
Balance Sheet Data:
Total assets	$531,469	$427,502
Loans receivable, net	334,740	292,095
Total deposits	417,487	353,655
Shareholders’ equity	47,238	46,878
Book value per share	$13.01	$12.91

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